January 3, 2014

T. Rowe Price GNMA Fund
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am counsel to T. Rowe Price Associates, Inc., which serves as sponsor and investment adviser of the T. Rowe Price GNMA Fund (the “Acquiring Fund”). As such, I am familiar with the proposed transaction between the Acquiring Fund, a Massachusetts Business Trust, and the T. Rowe Price Summit GNMA Fund (the “Acquired Fund”), a series of T. Rowe Price Summit Funds, Inc, a Maryland Corporation. This opinion is furnished in connection with the Acquiring Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No.: 033-01041) (the “Registration Statement”), relating to shares of beneficial interest, no par value, of the Acquiring Fund (the “Corresponding Shares”), to be issued in connection with the reorganization.

I am of the opinion that, subsequent to the approval by shareholders of the reorganization in the manner set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Combined Proxy Statement and Prospectus”), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration, will be legally issued, fully paid and non-assessable shares of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Combined Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/David Oestreicher
David Oestreicher